Liberty Silver Corp. Provides Corporate Update and

Announces Changes to its Board and Management Team

October 6, 2016 - Toronto, Ontario.  Liberty Silver Corp. (“Liberty” or the “Company”) today provides an update on its corporate operations and announces changes to its Board and Management team.

For the past several years now, the Company has been navigating through various challenges that it has faced and is now pleased to report that it is at a point where the Company has been restructured and is in a position to move forward and create value for its shareholders.  Having successfully steered the Company through these challenges, the incumbent board and management team has now resigned and a new board has been appointed to continue along the path of rebuilding.

Some of the significant challenges faced by the Company over the past several years included: SEC and OSC cease trade orders in October 2012; insurance underwriters denial of insurance coverage under the Company’s directors’ and officers’ liability insurance policy in 2013; a securities class action lawsuit brought against the Company in 2013; difficult capital market conditions and declining commodity prices through this period; and, limited funds available in the Company’s treasury.

In October of 2012, the US Securities Exchange Commission imposed an Order of Suspension of Trading in the securities of the Company and the Ontario Securities Commission also imposed a similar Cease Trade Order (the “Cease Trade Orders”).  The Company and its Board provided unfettered access to its records and cooperated fully with the regulators.  The regulatory reviews eventually ended and the Company and its Board were advised to carry on with its business in the normal course.

The Company incurred substantial legal fees in connection with the Cease Trade Orders both in the United States and in Canada, and until recently most of those fees were reported in the Company’s accounts payable.  As the legal fees were incurred, the Company submitted a claim for reimbursement from the insurance underwriter pursuant to the terms of its directors’ and officers’ insurance policy.  The insurance underwriter denied coverage of this claim and the Company retained legal counsel, on a contingent fee basis, to challenge the position taken by Liberty International Underwriters Inc., the insurance provider.  The Company agreed with the law firms that they are entitled to retain the proceeds of this litigation in return for a release to the Company of its obligations to the firms.   As a result of entering into the agreement with the various law firms that were owed fees, the Company was able to extinguish approximately USD $708,000 of liabilities from its balance sheet.

In September 2013, the Company and two of its officers were named as defendants in a securities class action lawsuit filed in the United States.  The action alleged violations of the United States Securities Exchange Act of 1934 and rules thereunder relating to anomalous trading activity and fluctuations in the Company’s share price from August through October 2012.  In December 2014, without in any way acknowledging any fault or liability, the Company reached a settlement in principle, providing for a payment of $1 million cash, which was paid by the Company's D&O insurance carriers.  In August 2015, with no admission of fault or liability by the Liberty Silver Parties, the Court approved the settlement class and fully and finally dismissed with prejudice all claims against the Company and its officers in the litigation.  Although defendants denied plaintiffs' allegations, the Company believed it was in the best interests of its stockholders to focus its attention on its business and put the matter behind it (press release – December 8, 2014).

While the Company was dealing with the challenges arising from the Cease Trade Orders, the capital markets started to decline and access to capital became severely restricted, particularly for junior resource exploration companies.  Ordinarily the primary source for capital for the Company would be the equity markets, although since November 2013, the only source of capital funds has been loans.  The Company has raised a total of USD $2,460,000 in convertible loans, of which, USD $1,210,000, plus related accrued interest, was converted into capital stock of the Company (press release – October 17, 2014).  A convertible loan amount of $1,250,000, plus accrued interest, remains payable.  Having access to these loans allowed the Company to sustain operations, deal with the various corporate challenges, and meet the financial obligations relating to the Trinity Silver property, which continues to be in good standing.

Pursuant to the terms of an earn-in agreement to earn a 70% interest in the Trinity Silver property, one of the final requirements of the Company to earn its 70% interest is to produce a bankable feasibility study by March 29, 2017.  Considering that the price of silver has steadily declined from approximately USD $35 per ounce when the Cease Trade Orders were issued to as low as under USD $14 per ounce at the beginning of 2016, the market conditions haven’t been conducive for raising the required funds to complete the bankable feasibility study.  In order to secure the Company’s interest in the Trinity Project before March 29, 2017, on April 17, 2015 the Company signed a non-binding letter of intent with Renaissance Exploration Inc. (“Renaissance”) to allow Liberty to purchase a 100% interest in the Trinity Silver property for $1,000,000.  Renaissance was paid $50,000 upon execution of the letter of intent, of which $15,000 was non-refundable.  The remaining $950,000 is to be paid in stages over an eighteen-month period from the closing of an amended agreement.  This purchase was contingent upon certain renegotiations with the underlying owner Newmont Mining USA Ltd. (“Newmont”) being achieved.  The Company negotiated with Newmont the revision of the existing NSR royalty obligation to Newmont from 5% to a revised NSR royalty obligation of 3.125%.  The Company also negotiated the elimination of any joint venture options or back in rights to Newmont whatsoever.  In consideration for the reduction in the NSR royalty obligation and the elimination of any joint venture options or back in rights, Liberty agreed to pay $1,000,000 to Newmont, staged in four payments over eighteen months.  Liberty, Renaissance and Newmont have since signed a non-binding letter of intent agreeing to those revised terms of the underlying agreement with an effective date of February 2, 2016, with the amended agreement to be finalized within six months from the effective date of the letter of intent.  The Company did not raise the funds that would be required to close the amended agreement within six months from the effective date of the letter of intent; however, subject to the discretion of its new Board of Directors, the Company will continue to seek the funds necessary to complete this or a similar transaction with Renaissance and Newmont and will attempt to reengage with them in the event that the required funds are raised.

Having now dealt with the substantial challenges faced by the Company, as described above, and steering the Company to a point where the Company has been restructured and is in a position to move forward and create value for its shareholders, the incumbent board of directors, comprised of: Mr. Timothy N. Unwin, who serves the Company as its Chairman; Eric R. Klein, an independent director; and, Manish Z. Kshatriya, who serves the Company as its President, Chief Executive Officer, Chief Financial Officer, Secretary, and executive director, have each submitted resignations from the Company’s board. The Company would like to thank the incumbent board of directors for their tireless efforts to stabilize the Company and navigate it through the most challenging time in its history.  The incumbent board of directors welcomes the new board of directors and wishes the new directors the very best to continue to steer the Company forward and create value for its shareholders.

The Company welcomes to its board the following new directors:

Howard M. Crosby: Howard Crosby has been President of Crosby Enterprises, Inc., a family-owned business advisory consulting firm since 1989. From 1994 to June of 2006 he served as president and director of Cadence Resources Corporation, a publicly traded oil and gas company, which merged with an AMEX listed company in 2005. Crosby also was a founder and director of High Plains Uranium in 2004, and was a founder and director of U.S. Silver Corp in 2006, which acquired the Galena Mine in the Coeur d'Alene Mining District from Coeur d'Alene Mines in 2006. From 2004 until March 2016, Crosby was an officer and director of White Mountain Titanium Corporation, which is developing a world-class titanium project in Chile. Crosby is also a director or advisor to a number of privately held companies. He received a bachelor’s degree from the University of Idaho in 1975.

John P. Ryan: John Ryan has a 20-year background in founding and operating natural resource companies. Among the companies he has founded or co-founded are: Cadence Resources Corporation, Metalline Mining Company (now called Silver Bull Resources), High Plains Uranium, Western Goldfields, Inc. (now part of NewGold), U.S. Silver Corporation (now Americas Silver), Southern Legacy Minerals and White Mountain Titanium, among others. He has been a senior executive and director of a number of public companies and served with listed resource companies in the USA, Canada, the UK, and Australia. Ryan holds a Bachelor’s degree in Mining Engineering from the University of Idaho and a Juris Doctor degree from Boston College Law School.

Bruce Reid: Bruce Reid has extensive experience in corporate finance with specialty in the mining and mineral exploration industry. His background includes more than 30 years of direct experience in the mining industry following graduation with a BSC in Geology from the University of Toronto and a finance degree from the University of Windsor. He is the former Executive Director of Carlisle Goldfields Limited, a Canadian-based gold exploration and development company that was recently purchased by Alamos Gold, Inc. Reid was also President and Chief Executive Officer of U.S. Silver Corp., a Canadian mining company with shares that trade on the TSX.  Prior to that, he served as Vice President, Corporate Finance of Research Capital, a Canadian investment firm.

It is expected that Mr. Crosby will be appointed as the Company’s new President and Chief Executive officer.  Further announcements on management changes and corporate strategy will be made as steps are taken.

About Liberty Silver Corp.

Liberty is focused on exploring and advancing mineral properties located in North America.  Liberty is led by an experienced board of directors and management team that is committed to creating value for its shareholders.  The Trinity Silver Project, located in Pershing County, Nevada, is Liberty’s flagship project.  Liberty has the right to earn a joint venture interest in the 10,020-acre Trinity Silver Project pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc.

Information about Liberty is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Howard M. Crosby

Phone: (509) 526-3491

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This news release contains forward-looking information, which is not comprised of historical facts. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. Forward looking information in this news release includes, but is not limited to, the ability to re-negotiate the obligation to produce a bankable feasibility study by March 29, 2017 and improve the terms of underlying royalties, the Company’s objectives, goals or future plans, statements regarding the estimation of mineral resources, exploration results, potential mineralization, exploration and mine development plans, the availability of financing, the timing of the commencement of operations and estimates of market conditions. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, an inability to re-negotiate the obligation to produce a bankable feasibility study by March 29, 2017 which will result in the forfeiture of all interest of the Company in the Trinity Silver project whereupon it will have no exploration property or undertaking, the inability to negotiate improved terms of underlying royalties which renders the Trinity Silver project as uneconomic or of diminished economic value, the failure to convert estimated mineral resources to reserves, capital and operating costs varying significantly from estimates, the preliminary nature of metallurgical test results, delays in obtaining or failures to obtain required governmental, environmental or other project approvals, political risks, uncertainties relating to the availability and costs of financing needed in the future, changes in equity markets, inflation, changes in exchange rates, fluctuations in commodity prices, delays in the development of projects and the other risks involved in the mineral exploration and development industry. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.